Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kimberly Kraemer

Sr. Director, Corporate Communications &

Investor Relations

650-624-4949

kimberly.kraemer@tercica.com

Tercica Provides NDA Update; Appoints Chief Medical Officer

SOUTH SAN FRANCISCO, Calif., January 10, 2005 — Tercica, Inc. (Nasdaq: TRCA) announced today that it has completed its manufacturing conformance lot campaign, and that it will submit an electronic New Drug Application (NDA) for recombinant human insulin-like growth factor-1 (rhIGF-1) for Severe Primary IGF-1 Deficiency, to the U.S. Food and Drug Administration (FDA) in March 2005. The company has completed the non-clinical and clinical sections of the NDA, and is currently completing the Chemistry, Manufacturing and Controls section of the NDA.

Tercica also announced the appointment of Thorsten von Stein, M.D., Ph.D., to the newly created position of Chief Medical Officer and Senior Vice President, Clinical and Regulatory Affairs. Dr. von Stein will be responsible for overseeing Tercica’s clinical development, medical affairs and regulatory operations, reporting directly to Thomas H. Silberg, Chief Operating Officer.

“We are very pleased to welcome Dr. von Stein to the Tercica management team at an exciting juncture for our company,” said Mr. Silberg. “Dr. von Stein’s expertise in clinical development, regulatory oversight and label expansion programs will be very valuable as we prepare for the commercial launch and continued development of rhIGF-1 and additional products for other indications.”

“Tercica is entering an exciting phase of growth and we look forward to the contributions Dr. von Stein will make as we finalize our NDA filing and continue to build our clinical and regulatory infrastructure,” said John Scarlett, MD, President and Chief Executive Officer of Tercica.

Dr. von Stein brings more than a decade of clinical, medical and development experience to Tercica from the biopharmaceutical and pharmaceutical industries. He joins Tercica from Neurogesx where he has served most recently as Chief Medical Officer, and previously, as Vice President, Clinical Development. Prior to his tenure at Neurogesx, from 1994 to 2001, Dr. von Stein held positions of increasing responsibility in medical research, global clinical development and project management for Roche Palo Alto and F. Hoffmann-La Roche AG in Basel, Switzerland.

He received his M.D. degree from Munich University, Germany, and his Ph.D. degree in Computer Science from the University of Hamburg, Germany.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of rhIGF-1 for the treatment of short stature, diabetes and other endocrine system disorders. For further information on Tercica and Primary IGFD, please visit www.tercica.com.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation the statements: (i) that the company will submit an electronic NDA in March 2005 to the FDA for the use of rhIGF-1 in Severe Primary IGFD; and that the company is preparing for a (ii) commercial launch and (iii) continued

development of rhIGF-1. These forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those stated. The above forward-looking statements are subject to those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica’s Form 10-Q for the quarterly period ended September 30, 2004, and the following risks and uncertainties: (1) with respect to (i) above, delays may occur due to unexpected issues; (2) with respect to (ii) above, preparations for a commercial launch would stop if the FDA: refuses to file the company’s NDA, does not grant a marketing approval or grants a marketing approval covering so few patients that it is not commercially reasonable for the company to launch; and (3) with respect to (iii) above, the continued development of rhIGF-1 is predicated on enrollment and retention of patients in the company’s clinical trials and the uncertain and expensive clinical development and regulatory process. We assume no obligation and do not intend to update these forward-looking statements.